Exhibit 14

FLO CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

A Message About the Code from the President and CEO:

To All Officers, Directors and Employees:

One of our Company’s most valuable assets is its integrity. Protecting this asset is the job of everyone in the Company. To that end, we have established this Code of Business Conduct and Ethics to help our employees comply with the law and maintain the highest standards of ethical conduct. The Code applies to every officer, director and employee. We also expect that those with whom we do business (including our agents, consultants, suppliers and customers) will also adhere to the Code. Our Code is designed to help you comply with the law and maintain the highest standards of ethical conduct. The Code does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide you in the attainment of this common goal.

All of the Company’s officers, directors and employees must carry out their duties in accordance with the policies set forth in this Code and with applicable laws and regulations. To the extent that other Company policies and procedures conflict with this Code, employees should follow this Code. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action up to and including termination. Disciplinary action also may apply to an employee’s supervisor who directs or approves the employee’s improper actions, or is aware of those actions but does not act appropriately to correct them. In addition to imposing its own discipline, the Company may also bring suspected violations of law to the attention of the appropriate law enforcement personnel. If you are in a situation which you believe may violate or lead to a violation of this Code, the procedures described in Section 9 of the Code should be followed.

/S/ GLENN L. ARGENBRIGHT
Glenn L. Argenbright, President, Chief Executive Officer and Secretary

FLO CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

1.	Policy Statement

It is the policy of FLO Corporation (the “Company”) to conduct its business affairs honestly and in an ethical manner. That goal cannot be achieved unless you individually accept your responsibility to promote integrity and demonstrate the highest level of ethical conduct in all of your activities. Activities that may call into question the Company’s reputation or integrity should be avoided. The Company understands that not every situation is black and white. The key to compliance with this Code of Business Conduct and Ethics (this “Code”) is exercising good judgment. This means following the spirit of this Code and the law, doing the “right” thing and acting ethically even when the law is not specific.

2.	Compliance with Laws, Rules and Regulations

The Company seeks to comply with both the letter and spirit of the laws and regulations in all countries in which it operates.

Numerous federal, state and local laws and regulations define and establish obligations with which the Company, its employees and agents must comply. Any employee or agent who violates these laws or regulations not only risks individual indictment, prosecution and penalties, and civil actions and penalties, but also subjects the Company to the same risks and penalties. Any employee or agent who violates these laws may be subject to immediate disciplinary action, including possible termination of his or her employment or affiliation with the Company. If you are uncertain whether a particular action or course of conduct is permissible, you should refrain from engaging in the action or conduct until a determination has been made by the appropriate officer. When faced with situations that require some knowledge of the law, employees should seek advice from supervisors, managers, the Compliance Officer, or other appropriate personnel.

Set forth below are some of the major federal, state and local laws applicable to the Company and the industry in which we operate. This outline is not intended to identify all applicable laws. As explained below, employees should always consult the Compliance Officer with specific questions.

•	securities laws and such other laws as are enforced by the Securities and Exchange Commission;

•	tax laws;

•	antitrust laws;

•	employment laws;

•	fraud laws;

•	false statements and false claim laws;

•	bribery and gratuity laws; and

•	conspiracy laws.

3.	Corporate Opportunities

You owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Examples of prohibited conduct by employees with respect to corporate opportunities include, but are not limited to:

•	taking for themselves opportunities that are discovered through the use of corporate property, information or position;

•	using corporate property, information, or position for personal gain; and

•	competing with the Company.

If you have any doubt concerning your obligations with respect to any opportunity that is presented to you, you should seek advice from supervisors, managers or other appropriate personnel.

4.	Fair Dealing

Our goal is to be regarded as a company that does business with integrity.

You should endeavor to deal fairly with the Company’s customers, suppliers, competitors, and employees. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Examples of prohibited conduct include, but are not limited to:

•	making affirmative claims about the Company’s products without having a reasonable basis for doing so;

•	bribery or payoffs to induce business or breaches of contracts by others;

•	mislabeling products;

•	acquiring a competitor’s trade secrets through bribery or theft; or

•	making false, deceptive or disparaging claims or comparisons about competitors or their products.

In addition, public statements by or on behalf of the Company should always be accurate, have a reasonable basis in fact, and should not be misleading. Public statements may include such things as advertising, promotional activities and sales presentations.

5.	Insider Trading

You should never trade securities on the basis of confidential information acquired through their employment relationship.

Federal law and Company policy prohibit you, directly or indirectly, from purchasing or selling Company stock through the use of confidential information concerning the Company. All non-public information about the Company should be considered confidential information. This same prohibition applies to trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of confidential information. The “tipping” of others who might make an investment decision on the basis of this information is also illegal. If you have a question concerning appropriateness or legality of a particular securities transaction, it is imperative that you consult with the Company’s Compliance Officer. A more complete description of the Company’s Insider Trading Policy can be obtained from the Company’s Compliance Officer.

6.	Conflicts of Interest

You should avoid any situation in which your personal interests conflict or would appear to conflict with the Company’s interests without the prior approval of the audit committee of the Company’s board of directors.

You should avoid entering into situations in which your personal, family or financial interests may conflict with those of the Company. A conflict situation can arise:

•	when an employee, officer, or director, or a member of his or her family, or an affiliate of any of such parties, receives improper personal benefits as a result of his or her position in the Company;

•	when an employee, officer, or director takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively;

•	where a Company employee, officer or director works simultaneously for a competitor, customer, or supplier;

•	where an employee, officer or director has a financial interest in a customer, supplier, or competitor that may cause divided loyalty with the Company or the appearance of divided loyalty;

•	if an employee, officer or director acquires an interest in property (such as real estate, patent rights or securities) where the Company has, or might have, an interest;

•	through the making of loans to, or guarantees of obligations of, employees and their family members; or

•	if any employee, officer or director divulges or uses the Company’s confidential information for his or her own personal or business purposes.

Conflicts are not always clear-cut. If you become aware of a conflict, potential conflict, or have a question as to a potential conflict, you should consult with higher levels of management or the Company’s Compliance Officer and/or follow the procedures described in Section 9 of the Code. If you become involved in a situation that gives rise to an actual conflict, you must inform higher levels of management or the Company’s Compliance Officer of the conflict.

7.	Confidentiality

All confidential information concerning the Company obtained by employees, officers, and directors is the property of the Company and must be protected.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law. The obligation to keep this information confidential applies even to communications with family members.

Examples of confidential information include, but are not limited to: the Company’s trade secrets; business trends and projections; information about financial performance; new product or marketing plans; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; and existing or potential major contracts, orders, suppliers, customers or finance sources or the loss thereof.

The obligations of employees, officers and directors with respect to confidential information of the Company continue even after their employment relationship with the Company terminates. Each employee’s confidentiality obligations, and express agreement to abide by such obligations, is set forth in each employee’s confidentiality, nondisclosure and assignment agreement or similar agreement with the Company.

8.	Protection and Proper Use of Company Assets

You should endeavor to protect the Company’s assets and ensure their proper use.

Company assets are to be used only for legitimate business purposes of the Company and only by authorized employees or their designees. This includes both tangible and intangible assets. Intangible assets include, but are not limited to: intellectual property such as trade secrets, patents, trademarks and copyrights; business, marketing and service plans; databases; Company records; salary information; and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of these assets violates Company policy and this Code. Any such action, as well as theft or waste of, or carelessness in using, these assets have a direct adverse impact on the Company’s operations and profitability and will not be tolerated.

The Company provides computers, voice mail, electronic mail (e-mail), and Internet access to certain employees for the purpose of achieving the Company’s business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Company’s computers or e-mail systems of any Company machine. You may not use e-mail, the Internet or voice mail for any illegal purpose or in any manner that is contrary to the Company’s policies or the standards embodied in this Code.

You should not make copies of, or resell or transfer (externally or internally), copyrighted publications, including software, manuals, articles, books, and databases being used in the Company that were created by another entity and licensed to the Company unless you are authorized to do so under the applicable license agreement or by the “fair use” doctrine, such as for “backup” purposes.

9.	Reporting Violations of Company Policies[1]

You should report any violation or suspected violation of this Code to the appropriate Company personnel.

The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that you bring any instance, occurrence or practice that you, in good faith, believe is inconsistent with or in violation of this Code to the attention of their supervisors, managers, or other appropriate personnel. The following is an approach to dealing with potential problem situations. At all times maintain a professional demeanor when dealing with such situations.

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Discuss possible problems with a supervisor or other member of Company management. In the event you believe a violation of the Code has occurred or you have observed or become aware of conduct that appears to be contrary to the Code, immediately discuss the situation with your supervisor. If it would be inappropriate to discuss the issue with your supervisor, you should contact the Compliance Officer, who will promptly listen to your concerns and assess the situation.

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Use common sense and good judgment. Every employee and manager is expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, don’t try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. A violation of the Code is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

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Internal investigation. When an alleged violation of the Code is reported, the Company shall take appropriate action in accordance with the compliance procedures outlined in Section 11 of the Code. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

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No fear of retaliation. It is a federal crime for anyone to intentionally retaliate against any person who provides truthful information to a law enforcement official concerning a possible violation of any federal law. In cases in which an employee reports a suspected violation in good faith and is not engaged in the questionable conduct, the Company will attempt to keep its discussions and actions confidential to the greatest extent possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis. No retaliation shall be taken against employees for reporting alleged violations while acting in good faith.

[1]	For a more complete description of this policy, please refer to the Company’s Whistle-blowing and Complaint Policy.

10.	Publication of the Code of Business Conduct and Ethics

The most current version of the Company’s Code of Business Conduct and Ethics will be posted and maintained on the Company’s website.

11.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by a committee entirely comprised of independent members of the Board of Directors and will be promptly disclosed to shareholders.

12.	Compliance Procedures

The Company has established this Code of Business Conduct and Ethics as part of its overall policies and procedures. The Code applies to all Company employees in all locations. The Code is based on the Company’s core values, good business practices and applicable law. The existence of a Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. All employees must champion the Code and assist others in knowing and understanding it.

•	Compliance. Every employee, officer and director is expected to become familiar with and understand the requirements of the Code. Most important, each of those persons must comply with it.

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Management Responsibility. The Company’s CEO shall be responsible for ensuring that the Code is established and effectively communicated to all employees. Although the day-to-day compliance issues will be the responsibility of the Company’s managers, the CEO has ultimate accountability with respect to the overall implementation of and successful compliance with the Code.

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Corporate Compliance Officer. The Corporate Compliance Officer is the Company’s CFO, or if the CFO is not available, the Company’s CEO will serve as the alternate Corporate Compliance Officer. The Compliance Officer’s charter is with respect to communication, training and monitoring and overall compliance with the Code. The Compliance Officer will, with the assistance and cooperation of the Company’s executives and managers, foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations.

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Screening of Employees. No individual who has engaged in illegal or unethical behavior and/or who has been convicted of related crimes shall be allowed to occupy a position within the Company which involves the exercise of discretionary authority, without prior disclosure to and approval by the Company’s Board of Directors. Any applicant for an employment position with the Company shall be required to disclose whether the individual has changed his or her name and whether he or she has ever been convicted of a crime. In addition, the Company shall reasonably inquire into the background and status of each prospective employee. The Company shall remove any person in a position of authority where there is any evidence that the person is not willing to comply with the Code. The Company shall implement procedures to terminate employees who are convicted of a crime.

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Access to the Code. All employees may access the Code on the Company’s internal website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.

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Monitoring. The officers of the Company shall be responsible for reviewing the Code with all of the Company’s managers. In turn, the Company’s managers with supervisory responsibilities should review the Code with his/her direct reports. The manager is the “go to” person for employee questions and concerns, especially in the event of a potential violation. The manager will immediately report any known violations or allegations to the Compliance Officer. The managers will work with the Compliance Officer in assessing areas of concern, potential problems and overall compliance with the Code and other related policies.

•	Auditing. An internal audit team selected by the Audit Committee will be responsible for auditing the Company’s compliance with the Code.

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Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and good business practice. If the suspected violation appears to involve either a potentially criminal act or an issue of significant corporate interest, then the manager or investigator should immediately notify his or her Vice President (or other senior person) and any other relevant corporate officer, who, in turn, shall notify the CEO/Chairman or Audit Committee, as applicable. If a suspected violation involves any executive officer or any Senior Financial Officer as defined in the Code for Senior Financial Officers, or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, then the manager or investigator should immediately report the alleged violation to the CEO and/or the Chairman of the Audit Committee. The CEO or Chairman of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of investigation. Investigations shall be documented, as appropriate.

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Disciplinary Actions. A manager, after consultation with the appropriate officer, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. In addition to imposing discipline upon persons involved in non-compliant conduct, the Company also shall impose discipline, as appropriate, upon individuals who fail to detect non-compliant conduct and upon individuals who fail to report known non-compliant conduct. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate disciplinary action. Such disciplinary action may include the termination of the employee’s employment. Disciplinary action shall be documented, as appropriate.

•	Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Finance Department shall be responsible for complying with such reporting requirements.

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Corrective Actions. In the event of a breach of the Code, the manager and Compliance Officer should assess the situation to determine whether the breach is a problem that can be resolved by corrective action. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate corrective actions. Such corrective action may include retraining Company employees, adjusting Company policies and procedures, and other action necessary to prevent similar non-compliant conduct from occurring in the future. Such corrective action shall be documented, as appropriate.

FLO CORPORATION

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

1.	Application

The Code of Ethics for Senior Financial Officers applies to the senior financial officers of FLO Corporation (the “Company”), including the principal financial officer or CFO, and the comptroller or principal accounting officer or persons performing similar functions (each, a “Senior Financial Officer”).

2.	Code of Business Conduct and Ethics Applies to Senior Financial Officers

All Senior Financial Officers must comply with the Code of Business Conduct and Ethics which requires honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

3.	Compliance with Governmental Rules and Regulations and Financial Reporting Requirements

Each Senior Financial Officer shall comply with all applicable governmental rules and regulations, including the rules relating to financial reporting. Senior Financial Officers shall provide for full, fair, accurate, timely and understandable disclosures in all financial reporting by the Company.

Because of the special responsibility of the Senior Officers in promoting integrity throughout the Company, the Senior Officers are bound by the following Senior Officer Code of Ethics, and by accepting the Code of Business Conduct and Ethics each agrees that he or she will:

•	Perform his or her duties in an honest and ethical manner.

•	Handle all actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner.

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Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

•	Comply with all applicable laws, rules and regulations of federal, state and local governments.

•	Proactively promote and be an example of ethical behavior in the work environment

4.	Publication of the Code of Ethics for Senior Financial Officers

The Company’s Code of Ethics for Senior Financial Officers will be posted and maintained on the Company’s website.

5.	Changes or Waivers in the Code of Ethics for Senior Financial Officers

Any change or waiver in the Code of Ethics for Senior Financial Officers shall require approval of the Audit Committee and be disclosed, as required by law and applicable rules and regulations.